EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

ENSTAR GROUP LIMITED

AML ACQUISITION, CORP.

and

SEABRIGHT HOLDINGS, INC.

dated as of August 27, 2012

ii

iii

AGREEMENT AND PLAN OF MERGER, dated as of August 27, 2012 (this “Agreement”), among Enstar Group Limited, a Bermuda exempted company (“Parent”), AML Acquisition, Corp., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), and SeaBright Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Company Board”) (i) has approved and adopted this Agreement and deems it advisable and in the best interests of the stockholders of the Company that the parties consummate the transactions contemplated hereby (the “Transactions”), upon the terms and subject to the conditions set forth herein; and (ii) has resolved to recommend the adoption of this Agreement by the stockholders of the Company at the Stockholders’ Meeting;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has approved and adopted this Agreement and deems it advisable and, in the case of Merger Sub, in the best interests of its stockholders, that the parties consummate the Transactions, upon the terms and subject to the conditions set forth herein; and

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into the Company (the “Merger”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. (a) For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Agency Subsidiary” means a Company Subsidiary that carries on business as a wholesale insurance broker, managing general agent or general agent, adjuster or administrator.

“beneficial owner”, with respect to any shares of Company Common Stock, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

“Cash” means United States dollars.

“Company Agent Contract” means each Contract with any Company Agent to which the Company or any Company Subsidiary is a party or otherwise bound that provides for annual compensation of $75,000 or more.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract, insurance policy or other legally binding commitment, obligation or arrangement, whether written or oral.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Cost Management Contract” means any Contract to which the Cost Management Subsidiary is a party or is otherwise bound that provides for annual service fees in excess of $125,000.

“Cost Management Subsidiary” means a Company Subsidiary that carries on business as a provider of medical and indemnity cost management services.

“Environmental Laws” means any applicable Law: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to a person in question, any other person that together with such person in question is treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing Source” means the persons that have committed to provide or have otherwise entered into agreements in connection with the Financing in connection with the Transactions and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their affiliates, and their and their affiliates’ respective officers, directors, employees, agents and representatives involved in the Financing and their successors and assigns.

“Hazardous Substances” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is defined as hazardous, acutely hazardous, toxic or with words of similar meaning and/or regulatory effect under Environmental Laws, and (b) any petroleum, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Insurance Contracts” means all insurance policies or contracts, binders, endorsements, amendments and certificates or other similar arrangements to which the Insurance Subsidiary is a party or otherwise bound.

“Insurance Laws” means all Laws applicable to the business of insurance, reinsurance or managed care or the regulation of insurance, reinsurance or managed care companies, whether federal, national, provincial, state, local or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators.

“Insurance Regulators” means all Governmental Authorities regulating the business of insurance, reinsurance or managed care under Insurance Laws.

“Insurance Subsidiary” means a Company Subsidiary that carries on business as an insurer or reinsurer.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.

“knowledge” means, when used in respect of any person, the actual knowledge after due inquiry of any executive officer of such person.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used by the Company or any Company Subsidiary.

“Liability” means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Material Adverse Effect” means any event, circumstance, change, state of facts or effect that, alone or in combination, has had, or would reasonably be expected to have, (i) a materially adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, except to the extent that any such material adverse effect results, alone or in combination, from: (A) changes in the economy in general in the United States or in financial, credit or securities markets (including changes in interest or exchange rates) in general, (B) changes generally affecting any of the industries in which the Company or the Company Subsidiaries operate, (C) changes in Law or applicable principles or interpretations (whether administrative or judicial) thereof or applicable accounting regulations, or principles or interpretations (whether administrative or judicial) thereof, including accounting pronouncements by the SEC, the National Association of Insurance Commissioners, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board, (D) any change, in and of itself, in the Company’s stock price or trading volume or any failure, in and of itself, by the Company to meet internal or published revenue or earnings projections, forecasts or predictions for any period ending after the date of this Agreement, (E) the announcement of the execution of this Agreement, including the identity of Parent (including, but not limited to, any loss or threatened loss of business resulting from changes in the relationships between or among the Company or Company Subsidiaries and agents, employees, brokers, or customers of the Company or the Company Subsidiaries caused by the announcement or the pendency of the transactions contemplated by this Agreement), (F) any Actions relating to this Agreement, the Merger or the Transactions by or before any Governmental Authority, (G) acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening thereof, (H) earthquakes, hurricanes, floods or other natural disasters, (I) the volume, frequency or severity of claims arising under Insurance Contracts issued by the Insurance Subsidiary, (J) any deficiency, in and of itself, in the Company’s unpaid loss and loss adjustment expense reserves, including deficiencies in both case based reserves and incurred but not reported reserve estimates, (K) the availability or cost of equity, debt or other financing to Parent or Merger Sub, (L) any change or announcement of a potential change, in and of itself, in the credit rating or A.M. Best rating of the Company or any of the Company Subsidiaries or any of their securities, or (M) any action taken or omitted by Parent or any of its affiliates or by the Company at the request of Parent or any of its affiliates or required to be taken or omitted by the Company according to the terms of this Agreement; provided however, that with respect to clauses (A), (B), (C), (G) and (H), solely to the extent that such events, circumstances, changes, states of facts or effects do not have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, compared to all others that primarily engage in the workers’ compensation insurance industry in the United States; or (ii) a material adverse effect on the Company’s ability to perform its obligations under this Agreement.

“Material Insurance Contract” means an Insurance Contract that provides for annual premium of $1,000,000 or more.

“NYSE” means the New York Stock Exchange.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, sole proprietorship, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or government, political subdivision, agency or instrumentality of a government.

“Plans” means (i) each employee benefit plan (as defined in Section 3(3) of ERISA) and all pension, profit-sharing, retirement, welfare, hospitalization, bonus, equity compensation, incentive compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, with respect to which the Company or any Company Subsidiary has or may have any Liability or which are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any employee benefit plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any material Contracts between the Company or any Company Subsidiary and any employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary including any Contracts relating in any way to a sale of the Company or any Company Subsidiary.

“Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interest appurtenant thereto, owned by the Company or any Subsidiary.

“SAP” means statutory accounting principles prescribed or permitted by applicable states.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“subsidiary” or “subsidiaries” when used with respect to any party means any corporation, partnership, limited partnership, limited liability company, association, trust or other entity (i) the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which securities or other ownership interests representing fifty percent (50%) or more of the equity or fifty percent (50%) or more of the ordinary voting power (or, in the case of a partnership, fifty percent (50%) or more of the general partnership interests) are as of such date, owned by such party (either alone, directly, or indirectly through, or together with, one or more of its subsidiaries).

“Taxes” means any and all taxes, fees, assessments, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties or additions with respect thereto and any interest in respect of such penalties or additions) imposed by any Governmental Authority or taxing authority, including, but not limited to: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property (real or personal), sales, use, production, service, service use, capital stock, payroll, employment, social security, workers’ compensation, severance, unemployment compensation, lease, escheat obligations, environmental, occupation, premium or net worth; taxes or other charges in the nature of excise, estimated, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges.

“Treasury Bills” means securities issued by the Government of the United States of America, having maturities of not more than one year from the date of acquisition, for which the full faith and credit of the Government of the United States of America is pledged to provide for the payment thereof.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definitions
2011 Balance Sheet	Section 3.07(c)
Acquisition Agreement	Section 6.04(b)
Action	Section 3.09
Adverse Recommendation Change	Section 6.04(b)
Agreement	Preamble
Blue Sky Laws	Section 3.05(b)
Capitalization Date	Section 3.03(a)
Certificate	Section 2.06(a)
Certificate of Merger	Section 2.02
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 3.10(a)
Company	Preamble
Company Agent	Section 3.25(f)
Company Board	Recitals
Company Common Stock	Section 2.06(a)
Company Incentive Plans	Section 2.07
Company Preferred Stock	Section 3.03(a)
Company Recommendation	Section 3.16
Company Restricted Stock	Section 2.08
Company RSU	Section 2.09
Company SEC Reports	Section 3.07(a)
Company Securities	Section 3.03(a)
Company Statutory Statements	Section 3.23(a)
Company Stock Awards	Section 3.03(a)
Company Stock Option	Section 2.07
Company Subsidiary	Section 3.01(a)
Confidentiality Agreement	Section 6.03(b)
Contingent Worker	Section 3.11(a)
DGCL	Recitals
Disclosure Letter	Article III
Dissenting Shares	Section 2.10(a)
Effective Time	Section 2.02
Enforceability Exceptions	Section 3.04
Exchange Fund	Section 2.11(a)

Defined Term	Location of Definitions
Expenses	Section 8.03(a)
Financing	Section 6.14
Form A Approvals	Section 6.08(a)
GAAP	Section 3.07(b)
Governmental Authority	Section 3.05(b)
Indemnified Liabilities	Section 6.06(a)
Indemnified Parties	Section 6.06(a)
Investment Assets	Section 3.18
Investment Guidelines	Section 3.18
IRS	Section 3.10(a)
Law	Section 3.05(a)
Liens	Section 3.12(a)
Material Contracts	Section 3.15(a)
Maximum Amount	Section 6.06(c)
Merger	Recitals
Merger Consideration	Section 2.06(a)
Merger Sub	Preamble
Notice Period	Section 6.04(b)
Option Payment	Section 2.07
Other Regulatory Filings	Section 3.23(a)
Outside Date	Section 8.01(b)
Parent	Preamble
Parent Disclosure Letter	Section 4.03(b)
Paying Agent	Section 2.11(a)
Permits	Section 3.06
Permitted Liens	Section 3.12(a)
Proxy Statement	Section 6.02(a)
Reinsurance Contracts	Section 3.25(a)
Restricted Stock Payment	Section 2.08
RSU Payment	Section 2.09
Sarbanes-Oxley Act	Section 3.07(g)
Security Deposit	Section 3.18
Series A Preferred Stock	Section 3.03(a)
Stockholder Approval	Section 3.16
Stockholders’ Meeting	Section 6.01(a)
Superior Proposal	Section 6.04(e)(ii)
Surviving Corporation	Section 2.03
Takeover Proposal	Section 6.04(e)(i)
Termination Fee	Section 8.03(b)(i)
Transactions	Recitals
Voting Debt	Section 3.03(e)

ARTICLE II

THE MERGER

Section 2.01 The Merger. Upon the terms set forth in this Agreement and subject to the conditions set forth in Article VII and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.

Section 2.02 Effective Time; Closing. As promptly as practicable, but in no event later than the third business day after the satisfaction or written waiver (where permissible) of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”). Immediately prior to such filing of the Certificate of Merger, a closing (the “Closing”) shall be held at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, IL 60654, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII (the date of the Closing, the “Closing Date”).

Section 2.03 Effect of the Merger. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.04 Certificate of Incorporation; By-laws. (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is SeaBright Holdings, Inc.”

(b) At the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

(c) Notwithstanding anything in this Agreement to the contrary, the Certificate of Incorporation and the By-Laws of the Surviving Corporation will include the provisions required by Section 6.06(b).

Section 2.05 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Section 2.06 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.06(b) and other than any Dissenting Shares and shares of Company Restricted Stock) shall be canceled and shall be converted automatically into the right to receive an amount in Cash equal to $11.11 per share of Company Common Stock (the “Merger Consideration”), payable, without interest, to the holder of such share of Company Common Stock, upon surrender, in the manner provided in Section 2.11 of the certificate that formerly evidenced such share of Company Common Stock or such share of Company Common Stock in non-certificated book-entry form (either case being referred to herein, to the extent applicable, as a “Certificate”).

(b) Each share of Company Common Stock held in the treasury of the Company or owned immediately prior to the Effective Time by Parent, Merger Sub, any of their respective direct or indirect wholly-owned subsidiaries or any Company Subsidiary shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.07 Employee Stock Options. Effective as of the Effective Time, the Company shall take all necessary action (i) to terminate the Company’s Second Amended and Restated 2003 Stock Option Plan and the Company’s Amended and Restated 2005 Equity Plan, each as amended through the date of this Agreement (the “Company Incentive Plans”), (ii) to provide that each outstanding option to purchase shares of Company Common Stock granted under the Company Incentive Plans (each, a “Company Stock Option”) that is outstanding and unexercised, whether or not vested or exercisable, as of such date shall become fully vested and exercisable and (iii) so that, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any Company Stock Options, each outstanding and unexercised Company Stock Option shall be cancelled and converted automatically into the right to receive from the Surviving Corporation, with respect to each share of Company Common

Stock subject to the Company Stock Option, only an amount in Cash equal to the excess, if any, of the Merger Consideration over the applicable per share exercise price of such Company Stock Option, less any Taxes required to be withheld in accordance with Section 2.11(c) (the “Option Payment”). Parent shall provide the Surviving Corporation with Cash in an amount sufficient to pay the aggregate amount of the Option Payments as promptly as practicable after the Effective Time. The Surviving Corporation shall make each such Option Payment as promptly as practicable after the Effective Time, but in any event, no later than five business days after the Effective Time. The Company shall take all necessary action to approve the cancellation and payment in respect of the Company Stock Options by virtue of the Merger to the extent necessary to exempt any such deemed dispositions and acquisitions under Rule 16b-3 of the Exchange Act.

Section 2.08 Restricted Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Common Stock granted under the Company Incentive Plans that are subject to forfeiture immediately prior to the Effective Time (“Company Restricted Stock”), each issued and outstanding share of Company Restricted Stock shall be canceled and shall be converted automatically into the right to receive the Merger Consideration, less any Taxes required to be withheld in accordance with Section 2.11(c) (the “Restricted Stock Payment”). Parent shall provide the Surviving Corporation with Cash in an amount sufficient to pay the aggregate amount of the Restricted Stock Payments as promptly as practicable after the Effective Time. The Surviving Corporation shall make each such Restricted Stock Payment as promptly as practicable after the Effective Time, but in any event, no later than five business days after the Effective Time. The Company shall take all necessary action to approve the cancellation and payment in respect of the Restricted Stock by virtue of the Merger to the extent necessary to exempt any such deemed dispositions and acquisitions under Rule 16b-3 of the Exchange Act.

Section 2.09 Restricted Stock Units. Effective as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any restricted stock units granted under the Company Incentive Plans (each, a “Company RSU”), each Company RSU that is outstanding, whether or not vested, shall be canceled and shall be converted automatically into the right to receive only an amount in Cash equal to the Merger Consideration, less any Taxes required to be withheld in accordance with Section 2.11(c) (the “RSU Payment”). Parent shall provide the Surviving Corporation with Cash in an amount sufficient to pay the aggregate amount of the RSU Payments as promptly as practicable after the Effective Time. The Surviving Corporation shall make each such RSU Payment as promptly as practicable after the Effective Time, but in any event, no later than five business days after the Effective Time. The Company shall take all necessary action to approve the cancellation and payment in respect of the Company RSUs by virtue of the Merger to the extent necessary to exempt any such deemed dispositions and acquisitions under Rule 16b-3 of the Exchange Act.

Section 2.10 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time (other than shares of Company Common Stock that are cancelled in accordance with Section 2.06(b)) and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of Company Common Stock in accordance with Section 262 of the

DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall only be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.11, of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b) The Company shall give Parent (i) prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity and right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment or agree or commit to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.11 Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Parent shall designate a bank or trust company (reasonably acceptable to the Company) to act as agent (the “Paying Agent”) for the holders of the Certificates to receive the Merger Consideration pursuant to Section 2.06(a). Prior to the Effective Time, Parent or Merger Sub shall enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of the Certificates, Cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid in accordance with this Agreement (such Cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall be invested by the Paying Agent as directed by the Parent solely in Cash and Treasury Bills. Any interest or other amounts received with respect to such investments shall be paid to Parent. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent upon demand.

(b) Promptly, but in any event within 5 days after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of a Certificate entitled to receive the Merger Consideration pursuant to Section 2.06(a) a form of letter of transmittal (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate. Until satisfaction of the terms set forth in this Section 2.11, each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon satisfaction of the applicable procedures and surrender of the Certificate to the Paying Agent, the Merger Consideration pertaining to the shares of Company Common Stock formerly represented thereby. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.

(c) Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of shares of Company Common Stock (including Company Restricted Stock), Company RSUs or Company Stock Options, as the case may be, such amount or amounts as it reasonably believes is the minimum it is required to deduct and withhold with respect to the making of such payment under the Code or any Law. To the extent that amounts are so deducted and withheld and properly paid to the relevant Governmental Authority, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock (including Company Restricted Stock), Company RSUs or Company Stock Options, as the case may be, in respect of which such deduction and withholding was made.

(d) At any time following the one year anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them and the Surviving Corporation shall remain liable for payment of the Merger Consideration without any interest thereon (subject to abandoned property, escheat and other similar Laws). Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law. Any amounts remaining unclaimed by holders of Certificates two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(e) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Surviving Corporation. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Company Common Stock formerly represented by such Certificate to which the holders thereof are entitled pursuant to Section 2.06(a).

Section 2.12 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, the Company should split, combine or otherwise reclassify, exchange or adjust the Company Common Stock, or pay a stock dividend or other stock distribution in Company Common Stock, or otherwise change the Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of the Company in respect of the Company Common Stock (it being understood that the Company shall only be permitted to take any of the foregoing actions to the extent permitted under Section 5.01), then the Merger Consideration and any other amounts payable pursuant to this Agreement in respect to any Company Stock Option, Company Restricted Stock or Company RSU will be appropriately and proportionately adjusted to reflect such split, combination, reclassification, exchange, adjustment, dividend or other distribution or change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in (i) the Company SEC Reports (but excluding any disclosures contained under the heading “Risk Factors” or any disclosure included in any “forward-looking statements” disclaimer, in each case, other than any specific factual information contained therein), and (ii) the items set forth in the letter (the “Disclosure Letter”) delivered by the Company to Parent concurrently with the execution and delivery of this Agreement, it being acknowledged and agreed by Parent that any matter set forth in any section or subsection of the Disclosure Letter will be deemed to be disclosure for all sections and subsections of the Disclosure Letter to which its relevance is reasonably apparent on the face thereof, but will expressly not be deemed to constitute an admission by the Company or any Company Subsidiary, or otherwise to imply, that any such matter, alone or in combination, rises to the level of a Material Adverse Effect or is otherwise material for purposes of this Agreement or the Disclosure Letter:

Section 3.01 Organization and Qualification; Company Subsidiaries. (a) Each of the Company and each subsidiary of the Company (each a “Company Subsidiary”) is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such corporate power or authority would not constitute a Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not constitute a Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the form of legal entity and the jurisdiction of incorporation or organization of each Company Subsidiary, and the percentage of the outstanding capital stock or other equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.01(b) of the Disclosure Letter. The Company has provided Parent with the names of the directors and officers of each Company Subsidiary. Except for the Company Subsidiaries and Investment Assets held by the Company or any Company Subsidiary, the Company does not directly or indirectly own any capital stock of or equity or voting interest in, or any interest convertible into or exchangeable or exercisable for any capital stock of or equity or voting interest in, any person.

Section 3.02 Certificate of Incorporation and By-laws. The Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-laws of the Company as most recently filed by the Company with the SEC are true and correct copies and are in full force and effect. The Company is not in violation of any of the provisions of its Amended and Restated Certificate of Incorporation or its Amended and Restated By-laws. The Company has made available to Parent a true and correct copy of the certificate of incorporation, by-laws or other like organizational documents, each as amended to date, of the Company Subsidiaries and none of the Company Subsidiaries is in violation of any of the provisions of its organizational documents.

Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of seventy-five million (75,000,000) shares of Company Common Stock, seven hundred fifty thousand (750,000) shares of Series A preferred stock, par value $0.01 per share (“Series A Preferred Stock”), and ten million (10,000,000) shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the close of business on August 24, 2012 (the “Capitalization Date”), (i) 22,436,562 shares of Company Common Stock were issued and outstanding (which includes 1,022,902 shares of Company Restricted Stock that will be cancelled in accordance with Section 2.08), (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Common Stock were held by the Company Subsidiaries, and (iv) 1,536,425 shares of Company Common Stock were reserved for future issuance pursuant to outstanding Company Stock Options, Company RSUs and other purchase rights granted pursuant to the Company Incentive Plans (the “Company Stock

Awards”). As of the Capitalization Date, no shares of Series A Preferred Stock or Company Preferred Stock were issued and outstanding. Since and including the Capitalization Date, the Company has not issued or granted any Company Common Stock (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Awards issued prior to the date of this Agreement), Series A Preferred Stock, Company Preferred Stock or Company Stock Awards. All of the outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued as permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and issued free of any pre-emptive rights. Except as set forth in this Section 3.03, there are no (i) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock or Voting Debt of, or other equity or voting interests in (or securities convertible into or exchangeable for shares of capital stock or Voting Debt of, or other equity or voting interests in), the Company or any Company Subsidiary or (ii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights, bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries that are, in each case, derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company or any Company Subsidiary, in each case that have been issued by the Company or any Company Subsidiary (the items in clauses (i) and (ii), together with the capital stock of the Company and the Company Subsidiaries, being referred to collectively as “Company Securities”). Except as set forth in this Section 3.03, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person.

(b) Section 3.03(b) of the Disclosure Letter sets forth as of the close of business on the Capitalization Date a true and correct list of each outstanding Company Stock Option granted under the Company Incentive Plans, including: the holder thereof; the number of shares of Company Common Stock subject thereto; the Company Incentive Plan under which such Company Stock Options were granted or issued; and the exercise price, grant or issue date and expiration date for each such Company Stock Option. All shares of Company Common Stock subject to issuance under the Company Incentive Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and issued free of any pre-emptive rights.

(c) Section 3.03(c) of the Disclosure Letter sets forth, as of the close of business on the Capitalization Date, a true and correct list of each outstanding Company RSU granted under the Company Incentive Plans, including: the holder thereof; the Company Incentive Plan under which such Company RSUs were granted or issued; and the grant or issue date and expiration date for each such Company RSU.

(d) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of any pre-emptive rights, and each such share is owned by the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

(e) No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) (collectively, “Voting Debt”) on any matters on which stockholders of the Company may vote are issued or outstanding.

(f) Neither the Company nor any Company Subsidiary is a party to an agreement (i) restricting the transfer of, (ii) relating to the voting of, or (iii) requiring the registration under any securities Law for sale of any Company Securities.

Section 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to, in the case of the consummation of the Merger, obtaining the Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining the Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy (including all Laws related to fraudulent transfer), insolvency, reorganization or similar Law affecting creditors’ rights generally and by general equitable principles (the “Enforceability Exceptions”). The Company Board has approved this Agreement and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the execution, delivery or performance of this Agreement and the consummation of the Transactions. No “fair price,” “moratorium,” “control shares acquisition,” “business combination” or other similar anti-takeover Law (including Section 203 of the DGCL) enacted under any federal, state, local or foreign Laws applicable to the Company is applicable to this Agreement or the Transactions.

Section 3.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, the performance of this Agreement by the Company will not, and the consummation of the Transactions by the Company will not, (i) conflict with or violate the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-laws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained, that all filings and other actions described in Section 3.05(b) have been made or taken and, in the case of consummation of the Merger, the Stockholder Approval has been obtained, conflict with or violate any United States or non-United States national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or subject, or (iii) except as set forth on Section 3.05(a) of the Disclosure Letter, require any consent, approval or other action of any person under any Material Contract, or result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which the Company or a Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or subject, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, the performance of this Agreement by the Company will not, and the consummation of the Transactions by the Company will not, require any consent, approval, authorization or permit of, license from, or filing, declaration or registration with or notification to, any United States or non-United States national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements of the Exchange Act or, if any, state securities or “blue sky” Laws (“Blue Sky Laws”), (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, (iv) the consents, filings, approvals or notifications, including insurance regulatory filings and approvals, listed in Section 3.05(b) of the Disclosure Letter and (v) where the failure to obtain such consents, approvals, authorizations, permits or licenses, or to make such filings, declarations, registrations or notifications, would not constitute a Material Adverse Effect.

Section 3.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”). Each of the Permits is valid and binding and in full force and effect in accordance with its terms and no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is and, since January 1, 2010 has been, in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or subject, or (b) any Contract or Permit to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except, in either case, for any such conflicts, defaults, breaches or violations that would not constitute a Material Adverse Effect. Except as set forth in Section 3.06 of the Disclosure Letter, since January 1, 2010, no Governmental Authority has issued any notice or notification stating that the Company or any Company Subsidiary is not in compliance with any Law, except where such noncompliance would not constitute a Material Adverse Effect.

Section 3.07 SEC Filings; Financial Statements. (a) The Company has filed all registration statements, prospectuses, forms, reports, statements and other documents required to be filed by it with the SEC since January 1, 2011 (collectively, the “Company SEC Reports”). The Company SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein, (i) complied, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time they were filed, or, if amended prior to the date hereof, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file or furnish any forms, reports, statements or other documents with the SEC. The Company has provided or made available to Parent copies of all correspondence sent to or received from the SEC by the Company or any Company Subsidiary or their respective counsel or accountants on behalf of the Company since January 1, 2011. To the knowledge of the Company, as of the date hereof, the Company is not the subject of an ongoing review by the SEC, an outstanding SEC comment or outstanding SEC investigation.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance, in all material respects, with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments as permitted by GAAP and the applicable rules and regulations of the SEC, which are not, in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole).

(c) Except as and to the extent reflected on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2011 included in the Company SEC Reports, including the notes thereto (the “2011 Balance Sheet”), neither the Company nor any Company Subsidiary has any material Liability except for Liabilities (i) incurred in the ordinary course of business consistent with past practice since December 31, 2011 or (ii) permitted or contemplated by this Agreement.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the Company SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(e) The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company and the Company Subsidiaries maintain a system of internal control over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board and on Section 3.07(e) of the Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case that are within the knowledge of the Company based upon its most recent evaluation of internal control over financial reporting prior to the date of this Agreement.

(f) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Reports.

(g) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of the Company Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of the Company Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE, except for any non-compliance that would not constitute a Material Adverse Effect.

Section 3.08 Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Disclosure Letter, since December 31, 2011, except as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and (b) there has not been any Material Adverse Effect. Since December 31, 2011, none of the Company or any Company Subsidiary has taken any action that would have constituted a breach of Section 5.01 had the covenants therein applied since December 31, 2011.

Section 3.09 Absence of Litigation. Except as set forth in Section 3.09 of the Disclosure Letter, there is no litigation, suit, claim, action, arbitration, proceeding or investigation (in each case, other than in connection with office actions issued by the United States Patent and Trademark Office, the United States Copyright Office, or equivalent foreign filing offices) (“Action”) pending against or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary or, to the knowledge of the Company, any executive officer or director of the Company or any Company Subsidiary in their capacities as such, before any Governmental Authority; provided, however, that solely for the purpose of this Section 3.09 the term Action does not include litigation, suits, claims, actions, arbitrations, proceedings or investigations that seek money damages of less than $250,000 (or in the case of claims made in the ordinary course of business with respect to insurance policies issued by the Insurance Subsidiary, which are adequately reserved for on the 2011 Balance Sheet to the extent required and in accordance with GAAP or that have case reserves of less than $500,000). Except as set forth in Section 3.09 of the Disclosure Letter, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect.

Section 3.10 Employee Benefit Plans. (a) Section 3.10(a) of the Disclosure Letter lists each material Plan. The Company has made available to Parent a true and complete copy of each material Plan and a true and complete copy of each material document, if any, prepared in connection with each such Plan, including a copy of (if applicable) (i) each trust or other funding arrangement, (ii) each insurance policy or Contract, (iii) each administration agreement and similar Contract, (iv) each summary plan description and summary of material modifications, (v) the three most recently filed Internal Revenue Service (“IRS”) Forms 5500, (vi) the most recently received IRS determination or opinion letter for each such Plan, (vii) the three most recently prepared financial statements in connection with each such Plan, if any, and (viii) any material notices, letters or other correspondence from the IRS, the Department of Labor, and the Pension Benefit Guaranty Corporation. Except as set forth in Section 3.10(a) of the Disclosure Letter, neither the Company nor any Company Subsidiary has any express or implied commitment, (A) to create or incur Liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract or agreement to provide compensation or benefits to any individual, or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”).

(b) None of the Company, the Company Subsidiaries or an ERISA Affiliate (including any entity that was a subsidiary of the Company or any Company Subsidiary) has (i) contributed to or been obligated to contribute to a “multiemployer plan” (within the meaning of

Section 3(37) or 4001(a)(3) of ERISA) or ever incurred any liability under Section 4201 of ERISA (or ever assumed any such liability from any prior owner of any of its assets or properties) or (ii) contributed to or been obligated to contribute to a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA), in each case for which the Company or any Company Subsidiary could incur liability under Title IV of ERISA. None of the Plans provides for or promises retiree medical, retiree disability or retiree life insurance or similar benefits to any current or former employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary (other than as required by Section 4980B of the Code). Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c) Except as otherwise disclosed on Section 3.10(c) of the Disclosure Letter, (i) each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code and has always been administered, operated and managed in accordance with its governing documents in all respects, (ii) no material Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) or any fiduciaries thereof and no Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority to the knowledge of the Company or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority, and (iii) neither the Company, a Company Subsidiary, nor, to the knowledge of the Company, any ERISA Affiliate, fiduciary, trustee or administrator of any Plan, has engaged in or, in connection with the Transactions, is expected to engage in any transaction with respect to any Plan which would subject any such Plan, the Company, or any Company Subsidiary, to a tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(d) Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination letter from the IRS or can rely on a favorable opinion letter from the IRS issued to a prototype plan sponsor to the effect that such Plan is so qualified and that the Plan and each trust established in connection with such Plan are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no fact or event has occurred since the date of such determination or opinion letter from the IRS that would reasonably be expected to result in a revocation of such determination or opinion letter.

(e) (i) No material liability under Title IV or Section 302 of ERISA or Sections 412 and 430 of the Code has been incurred by the Company, any Company Subsidiary or any of their ERISA Affiliates that has not been satisfied in full, and (ii) with respect to any Plan that had been maintained by the Company, any Company Subsidiary or any of the ERISA Affiliates, no circumstances exist that could reasonably be expected to result in any material liabilities under (A) Title IV of ERISA, (B) Section 302 of ERISA or (C) Sections 412 and 430 or 4971 of Code.

(f) All contributions, premiums or payments required to be made with respect to any Plan have been made or properly accrued in all material respects on or before their due dates.

(g) Except as set forth in Section 3.10(g) of the Disclosure Letter or as otherwise provided for in this Agreement, the consummation of the Transactions will not, either alone or in combination with any other event (where such other event would not alone have an effect described in this sentence), (i) entitle any current or former employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary to severance pay, or any other payment or benefit, (ii) result in the payment to any current or former employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary of any money or property, (iii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee, officer, director, consultant or independent contractor or (iv) cause any amounts payable under the Plans to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(h) Except as provided on Schedule 3.10(h) of the Disclosure Letter, (i) all Plans subject to Section 409A of the Code comply or have been timely amended to comply in all material respects with the requirements of the final regulations under Section 409A of the Code, and the Company and the Company Subsidiaries have complied in practice and operation in all material respects with all applicable requirements of Section 409A of the Code, (ii) the Company has not elected to or is not required to defer payment of amounts from a foreign entity which shall be subject to the provisions of Section 457A of the Code, and (iii) the Company does not have any obligation to gross-up, indemnify or otherwise reimburse any person for any income, excise or other Tax incurred by such person pursuant to any applicable federal, state, local or non-United States Law related to the collection and payment of Taxes.

Section 3.11 Labor and Employment Matters. (a) Neither the Company nor any Company Subsidiary is a party to any collective bargaining, trade union or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and, to the knowledge of the Company, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to employees of the Company or any Company Subsidiary. Except as set forth on Section 3.11(a) of the Disclosure Letter, (i) there are no strikes, slowdowns or work stoppages pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees, and neither the Company nor any Company Subsidiary has experienced any such strike, slowdown or work stoppage within the past five years; (ii) there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Company Subsidiary; (iii) the Company and each Company Subsidiary are currently in compliance in all material respects with all Laws relating to the employment of labor, including those related to wages, hours and collective bargaining; (iv) except as would not constitute a Material Adverse Effect, there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which is now pending before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or currently employs any person; and (v) except as would not constitute a Material Adverse Effect, the Company has not misclassified any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages as an employee of the Company or the Company Subsidiaries (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Plan and the Company does not employ or engage any volunteer workers, paid or unpaid interns or any other unpaid workers.

(b) The Company has previously provided to Parent an accurate list showing, for each current employee of the Company or any Company Subsidiary, the name, current annual salary rate, bonus for 2011, the date of first employment and a description of position or job function.

Section 3.12 Real Property; Title to Assets; Environmental Matters. (a) Section 3.12(a) of the Disclosure Letter lists the Real Property currently owned by the Company or any Company Subsidiary and all Leased Property currently leased by the Company or any Company Subsidiary. All Real Property currently owned by the Company or any Company Subsidiary (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including any easement, right of way or other encumbrance to title, or right of first refusal, right of first offer or similar right (collectively, “Liens”), other than (A) Liens for current Taxes and other governmental charges and assessments not yet payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (B) inchoate mechanics’ and materialmen’s Liens for construction in progress, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Company Subsidiary consistent with past practice, (D) all matters of record, Liens and other imperfections of title and encumbrances that would not materially impair the continued use and utility of such property encumbered thereby, (E) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens imposed by any Governmental Authority and (F) Liens that do not materially adversely affect the use and enjoyment of such property (collectively, “Permitted Liens”), and (ii) is neither subject to any governmental decree or order to be sold nor being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

(b) There are no contractual or legal restrictions or Liens of any kind that are violated by the current use and operation of, or that preclude or restrict in any material respect the ability to use, any Real Property or Leased Real Property owned or leased by the Company or any Company Subsidiary for the purposes for which it is currently being used.

(c) Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid and subsisting leasehold or subleasehold interests in, all of its material properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens (other than Permitted Liens). Except as would not constitute a Material Adverse Effect, (i) all real estate leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (ii) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any such lease. Neither the Company nor any of the Company Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any such lease nor has the Company or any of the Company Subsidiaries entered into with any other person (other than another Company Subsidiary) any Contract that is material to the Company and the Company Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Property. The Company has delivered or otherwise made available to Parent true and materially complete copies of all real estate leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company or any of the Company Subsidiaries thereof leases, subleases or licenses, as tenant, any Leased Real Property.

(d) Except as would not constitute or would not reasonably be expected to constitute a Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substance at any Real Property or Leased Real Property currently or formerly owned, leased, operated or used by the Company, any Company Subsidiary or any predecessor in interest under circumstances that would reasonably expected to give rise to any material Liability of the Company or any of the Company Subsidiaries under any applicable Environmental Laws, or (ii) received written notice of and there is no Action pending, or to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, alleging any material Liability under or material non-compliance with any applicable Environmental Law or seeking to impose any material financial responsibility pursuant to any applicable Environmental Law, in each case, with respect to the Company or any of the Company Subsidiaries for any investigation, cleanup, removal, containment or any other remediation or compliance under any applicable Environmental Law. Except as would not constitute or would not reasonably be expected to constitute a Material Adverse Effect, neither the Company nor any of the Company Subsidiaries is subject to any written order or written Contract by or with any Governmental Authority imposing any material Liability or obligation on the Company or any Company Subsidiary with respect to any of the foregoing.

Section 3.13 Taxes. The Company and the Company Subsidiaries have duly and timely filed all United States federal and all material state, local and non-United States Tax returns and reports required to be filed by them and have timely and fully paid or discharged all Taxes required to be paid or discharged, except as otherwise set forth on Section 3.13 of the Disclosure Letter. All such Tax returns are true, accurate and complete. The Company and the Company Subsidiaries have withheld, and paid over as required, each Tax required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law. Except as otherwise set forth on Section 3.13 of the Disclosure Letter, neither the IRS nor any other taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax with respect to any Tax period that remains open to assessment. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company or any Company Subsidiary. No claim has been made in writing at any time during the past three (3) years by any taxing authority of a jurisdiction where the Company and the Company Subsidiaries do not file Tax returns that the Company or any Company Subsidiary is or may be subject to Taxes in that jurisdiction. The accruals and reserves for Taxes reflected in the 2011 Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Since the date of the Company’s most recent financial statements, no Taxes have accrued with respect to the Company or any Company Subsidiary other than Taxes arising in the ordinary course of business. There are no Tax liens upon any property or assets of the Company or any of the Company Subsidiaries except liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. Neither the Company nor any of the Company Subsidiaries has agreed or will be required to include in income any adjustment pursuant to Section 481 of the Code or any similar provision of state, local or non-United States Tax Law in any period ending after the date of the Closing by reason of a voluntary change in accounting method or otherwise that was initiated by the Company or any of the Company Subsidiaries, there is no application pending with any taxing authority requesting permission for any change in any accounting method for Tax purposes, and neither the IRS nor any other taxing authority has required, initiated or proposed any such adjustment or change in accounting method. Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in connection with a distribution of stock qualifying for tax-free treatment under Section 355 of the Code at any time during the three (3) year period ending on the date of this Agreement. Neither the Company nor any Company Subsidiary has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). Neither the Company nor any Company Subsidiary has requested a ruling in respect of Taxes during the past five years from any Governmental Authority. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-United States Law) or any ruling with respect to Taxes has been entered into by or issued with respect to the Company or any Company Subsidiary, in each case, that will bind the Company or any Company Subsidiary for any taxable period ending after the date of the Closing. Neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing, Tax allocation, Tax indemnity, or similar agreement, arrangement or understanding (other than one exclusively between or among the Company and the Company Subsidiaries). Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar income Tax return, other than the affiliated groups of which the Company is the common parent corporation, or (ii) has any liability for Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-United States Law), as a transferee or successor, by agreement or otherwise. The Company is not, nor was it or will it be, at any time during the five-year period on the date on which the Effective Time occurs, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code. Neither the Company nor any of the Company Subsidiaries will be required to include in gross income of a taxable period ending on or after the date of the Closing income or gain attributable to cash received, an account receivable that arose, or a transaction that is being accounted for under the installment method of Section 453 of the Code or other transaction that was consummated, in a prior taxable period, or an election under Section 108(i) of the Code that was made with respect to a prior taxable period. The Company and the Company Subsidiaries have fully complied with all Laws relating to the accounting for and paying over of unclaimed or abandoned funds or other property. The Company and the Company Subsidiaries have fully complied with all Laws relating to customs duties and has fully paid all customs duties that were due. As of December 31, 2011, the amounts of the net operating loss carryovers, general business credit carryovers and charitable contribution limitation carryovers of the Company and the Company Subsidiaries for federal income tax purposes were as set forth on Section 3.13 of the Disclosure Letter and no such attribute is subject to a limitation under Section 382 of the Code except as set forth on Section 3.13 of the Disclosure Letter. Neither the Company nor any of the Company Subsidiaries has any intercompany items (as defined in Treas. Reg. 1.1502-13(b)(2) or any corresponding or similar provision of state, local or non-United States Tax Law) or deferred intercompany gain or loss arising under the provisions of the applicable consolidated return regulations (or any corresponding or similar provision of state, local or non-United States Tax Law), and none of the shares of stock of any Company Subsidiary has an excess loss account within the meaning Treas. Reg. Sec. 1.1502-19(a)(2) (or any corresponding or similar provision of state, local or non-United States Tax Law). The Company and the Company Subsidiaries have not engaged in any operations or activities that are subject to reporting obligations under Section 999 of the Code (relating to international boycotts).

Section 3.14 No Rights Plan. The Company has not adopted any stockholders’ rights plan.

Section 3.15 Material Contracts. (a) Section 3.15(a) of the Disclosure Letter lists the following types of Contracts to which the Company or any Company Subsidiary is a party or any of their respective assets are bound (such Contracts as are required to be set forth in Section 3.15(a) of the Disclosure Letter being the “Material Contracts”):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) with respect to the Company and the Company Subsidiaries;

(ii) all Contracts evidencing indebtedness for borrowed money, whether as borrower or lender;

(iii) all joint venture, partnership, strategic alliance and business acquisition or divestiture Contracts under which the Company or a Company Subsidiary has any material obligation;

(iv) all Contracts relating to issuances of securities of the Company or any Company Subsidiary (other than the Company Stock Awards);

(v) all Contracts with any Governmental Authority to which the Company or any Company Subsidiary is a party and that are material to the business and operations of the Company and the Company Subsidiaries, taken as a whole;

(vi) all Contracts that materially limit, or purport to materially limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(vii) all employment, consulting, change in control, “golden parachute,” severance or termination Contracts (in each case with respect to which the Company or any Company Subsidiary has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Company or any Company Subsidiary, (y) member of the Company Board or the board of directors of any Company Subsidiary or (z) employee providing for an annual base salary in excess of $100,000;

(viii) all Contracts providing for indemnification or any guaranty by the Company or any Company Subsidiary, in each case that is material to the Company and the Company Subsidiaries, taken as a whole, other than any guaranty by the Company or a Company Subsidiary of any of the obligations of the Company or Company Subsidiary;

(ix) all Contracts relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of the Company Subsidiaries after the date of this Agreement of assets with a fair market value in excess of $250,000;

(x) all material Contracts that obligate the Company or any of the Company Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(xi) all Contracts that prohibit the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries, prohibit the pledging of the capital stock of the Company or any of the Company Subsidiaries or prohibit the issuance of any guarantee by the Company or any of the Company Subsidiaries; and

(xii) all other Contracts under which the Company or any of the Company Subsidiaries is obligated to make payments or incur costs in excess of $500,000 in any year and which are not otherwise described in clauses (i)–(xi) above.

The Company has made available to Parent correct and complete copies of all Material Contracts, including any amendments thereto. Except as expressly described in Section 3.15(a), Material Contracts shall not include (A) Insurance Contracts issued by any Company Subsidiary in the ordinary course of business, (B) Reinsurance Contracts (whether assumed or ceded) entered into by a Company Subsidiary in the ordinary course of business, (C) Contracts between the Company or any Company Subsidiary, on one hand, and any broker, managing general underwriter or managing general agent, on the other hand, entered into in the ordinary course of business and (D) Contracts between the Cost Management Subsidiary and a recipient of, or consultant or employee for, medical and indemnity care cost management services, entered into in the ordinary course of business.

(b) Except as would not constitute a Material Adverse Effect or as set forth in Section 3.15(b) of the Disclosure Letter, (i) each Material Contract is a legal, valid and binding agreement, in full force and effect and enforceable against the Company or applicable Company Subsidiary in accordance with its terms, (ii) none of the Company or any Company Subsidiary or, to the knowledge of the Company, any third party has received any claim of default under or cancellation of any Material Contract and none of the Company or any Company Subsidiary is in breach or violation of, or default under, any Material Contract; (iii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iv) neither the execution of this Agreement nor the consummation of the Transactions shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or any Company Subsidiary under any Material Contract.

Section 3.16 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way prior to the date hereof, has duly (a) determined that this Agreement and the Transactions are fair to and in the best interests of the Company’s stockholders, (b) approved this Agreement and declared its advisability and that of the Transactions, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Transactions and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Stockholders’ Meeting (collectively, the “Company Recommendation”). The only vote or consent of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve and consummate the Transactions is the adoption of this Agreement at the Stockholders’ Meeting by holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws (the “Stockholder Approval”).

Section 3.17 Information Supplied. The Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to such portions of the Proxy Statement that relate expressly to Parent, Merger Sub or any of their affiliates that are based on information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.18 Investments; Derivatives. The Company has provided Parent with a complete list of all bonds, stocks, mortgage loans and other investments that were carried on the books and records of the Company and the Company Subsidiaries as of June 30, 2012 (such bonds, stocks, mortgage loans and other investments, together with all bonds, stocks, mortgage loans and other investments acquired by the Company and the Company Subsidiaries between such date and the date of this Agreement, the “Investment Assets”). Set forth in Section 3.18 of the Disclosure Letter is a true and complete list, as of the date hereof, of all securities deposited by the Company or any Company Subsidiary with or as directed by one or more Governmental Authorities (“Security Deposits”). Except for Security Deposits and except for Investment Assets sold in the ordinary course of business, in compliance with the Investment Guidelines or as permitted or otherwise contemplated by this Agreement, each of the Company and the Company Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens. A copy of the Company’s policies with respect to the investment of the Investment Assets is set forth in Section 3.18 of the Disclosure Letter (the “Investment Guidelines”), and the composition of the Investment Assets complies in all material respects with, and the Company and the Company Subsidiaries have complied at all times since January 1, 2012 in all material respects with, the Investment Guidelines.

Section 3.19 Intellectual Property. (a) Section 3.19 of the Disclosure Letter contains a true and complete list of all Intellectual Property owned by the Company or any Company Subsidiary that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or domain name registrar, including registered trademarks, registered copyrights, issued patents, domain name registrations and pending applications for any of the foregoing. Except as would not constitute a Material Adverse Effect, the Company or one of the Company Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid, subsisting and enforceable right to use all Intellectual Property used in or necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted, free and clear of all Liens. The Company and the Company Subsidiaries have taken reasonable steps to maintain their Intellectual Property and to protect their material trade secrets, except where the failure to do so would not constitute a Material Adverse Effect.

(b) Except as would not constitute a Material Adverse Effect, (i) the conduct of the businesses of the Company and the Company Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other person; and (ii) to the knowledge of the Company, no third party is infringing upon, violating or misappropriating any Intellectual Property owned by the Company or the Company Subsidiaries. There are no material Actions pending or, to the knowledge of the Company, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any person by the Company or any Company Subsidiary; (ii) challenging the validity, enforceability or ownership of any Intellectual Property owned by the Company or the Company Subsidiaries. The Company and the Company Subsidiaries are not subject to any outstanding order that restricts or impairs the use of any Intellectual Property, except where compliance with such order would not constitute a Material Adverse Effect.

(c) The Company and the Company Subsidiaries have established and are in compliance with commercially reasonable security programs intended to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate; and (ii) the security, confidentiality and integrity of all confidential or proprietary data. The Company and the Company Subsidiaries have employed commercially reasonable administrative, physical and technical safeguards to ensure the confidentiality, availability and integrity of health information to which they have access. Neither the Company nor any of the Company Subsidiaries has suffered a material security breach with respect to their data or systems or has notified customers or employees of any information security breach.

Section 3.20 Insurance Subsidiary. Section 3.20 of the Disclosure Letter lists all Permits maintained by the Insurance Subsidiary in connection with its business as an insurer or reinsurer.

Section 3.21 Agency Subsidiary. Section 3.21 of the Disclosure Letter lists all Permits maintained by the Agency Subsidiary in connection with its business as an insurance producer, agent, broker, managing general agent or general agent, intermediary, adjuster or administrator. Since January 1, 2007, the Agency Subsidiary has filed or submitted all material reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, required by it to be filed with or submitted to any applicable Insurance Regulator.

Section 3.22 Cost Management Subsidiary. Section 3.22 of the Disclosure Letter lists all Permits maintained by the Cost Management Subsidiary in connection with its business as a provider of medical and indemnity care cost management services and other types of managed care. Since January 1, 2007, the Cost Management Subsidiary has filed or submitted all material reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, required by it to be filed with or submitted to any applicable Insurance Regulator or other Governmental Authority. The Cost Management Subsidiary does not assume risk that would constitute insurance risk, insurance or the business of insurance.

Section 3.23 Statutory Statements; Reports; Filings; and Examinations. (a) Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator without imposition of any material penalty, condition or obligation, (i) since January 1, 2010, the Insurance Subsidiary has filed or submitted all material annual, quarterly and other statements or similar filings or submissions, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications related thereto or required in connection therewith, in each case, required by applicable Insurance Laws and applicable SAP to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance, reinsurance or managed care (collectively, the “Company Statutory Statements”), and (ii) since January 1, 2007, the Insurance Subsidiary has filed or submitted all other material reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, required by it to be filed with or submitted to any applicable Insurance Regulator (collectively, the “Other Regulatory Filings”).

(b) The Company has delivered or made available to Parent, to the extent permitted by applicable Law, true and complete copies of (i) all Other Regulatory Filings filed or submitted since January 1, 2007 and (ii) all Company Statutory Statements as of December 31, 2010 and December 31, 2011, and for the annual periods then ended, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable Insurance Regulator. The financial statements included in such Company Statutory Statements were prepared in all material respects in conformity with applicable SAP and Insurance Laws, applied on a consistent basis during the periods involved, and fairly present in all material respects the statutory financial position of the Insurance Subsidiary as of the respective dates thereof and the results of operations of the Insurance Subsidiary for the respective periods then ended. Such Other Regulatory Filings and Company Statutory Statements complied in all material respects with all applicable Insurance Laws and applicable SAP, as applicable, when filed or submitted and, except as set forth in Section 3.23(b) of the Disclosure Letter, no material violation or deficiency has been asserted in writing (or, to the knowledge of the Company, orally) by any Insurance Regulator or other Governmental Authority with respect to any of such Other Regulatory Filings and Company Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator or Governmental Authority, as applicable, without imposition of any material penalty, condition or obligation. The statutory balance sheets and income statements included in the Company Statutory Statements have been audited by the Company’s independent auditors, and the Company has delivered or made available to Parent true and complete copies of all audit opinions related thereto for periods beginning January 1, 2010 through the date hereof. Except as indicated therein, all assets that are reflected on the Company Statutory Statements comply in all material respects with all applicable Insurance Laws regulating the investments of the Insurance Subsidiary and all applicable Insurance Laws with respect to admitted assets and are in amount at least equal to the minimum amount required by applicable Insurance Laws. The financial statements included in the Company Statutory Statements accurately reflect in all material respects the extent to which, pursuant to applicable Laws and applicable SAP, the Insurance Subsidiary is entitled to take credit for reinsurance (or any local equivalent concept).

(c) The Company has delivered or made available to Parent, to the extent permitted by applicable Law, true and complete copies of all examination reports (and has notified Parent of any pending examinations) of any Insurance Regulators received by it on or after January 1, 2007 through the date of this Agreement, unless the most recent examination report for a given Company Subsidiary was received prior to that period, in which case true and complete copies of each such earlier report, relating to one or more of the Company Subsidiaries. Except as set forth in Section 3.23(c) of the Disclosure Letter, all material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Insurance Regulator without imposition of any material penalty, condition or obligation.

Section 3.24 Agreements with Insurance Regulators. (a) Except as required by applicable Insurance Laws and the licenses maintained by the Company Subsidiaries, there is no Contract binding on the Company, any of the Company Subsidiaries, or order or directive by, or supervisory letter or cease-and-desist order from, any Insurance Regulator or other Governmental Authority issued to or binding on the Company or any of the Company Subsidiaries and (b) none of the Company or any Company Subsidiary has adopted any board resolution at the request of any Insurance Regulator or other Governmental Authority, in the case of each of clauses (a) and (b), that (i) limits in any material respect the ability of any Company Subsidiary to issue or enter into Insurance Contracts or any insurance producer, agent, broker, producer, managing general agent or general agent, intermediary, adjuster or administrator or similar agreement, (ii) requires the divestiture of any material investment of any Company Subsidiary, (iii) limits in any material respect the ability of any Company Subsidiary to pay dividends or distributions of any kind or character, (iv) requires any material investment of the Insurance Subsidiary to be treated as a non-admitted asset (or the local equivalent) or (v) could otherwise have a material adverse effect on the business or operations of any Company Subsidiary. None of the Company or any Company Subsidiary has been advised in writing by any Insurance Regulator that such regulator is contemplating any undertakings related to any of the foregoing matters.

Section 3.25 Insurance, Reinsurance, Retrocession and Related Matters. (a) Except as set forth in Section 3.25(a) of the Disclosure Letter, each Material Insurance Contract, material reinsurance or retrocessional treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which the Insurance Subsidiary is a party or otherwise bound (the “Reinsurance Contracts”), Cost Management Contract and Company Agent Contract is valid and binding on the applicable Company or Company Subsidiary, and to the knowledge of the Company, each other party thereto, and is in full force and effect. Except as set forth in Section 3.25(a) of the Disclosure Letter, the applicable Company or Company Subsidiary, and, to the knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Insurance Contract, Reinsurance Contract, Cost Management Contract and Company Agent Contract. Except as set forth in Section 3.25(a) of the Disclosure Letter, none of the Company or any Company Subsidiary has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the applicable Company or Company Subsidiary under any Material Insurance Contract, Reinsurance Contract, Cost Management Contract or Company Agent Contract. Except as set forth in Section 3.25(a) of the Disclosure Letter, to the knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under such Material Insurance Contract, Reinsurance Contract, Cost Management Contract or Company Agent Contract. Except as set forth in Section 3.25(a) of the Disclosure Letter, to the knowledge of the Company, no party to a Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding.

(b) Except for such events or circumstances as have not been and could not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, with respect to any Reinsurance Contract to which the Insurance Subsidiary is a party or otherwise bound, to the knowledge of the Company, (i) there has been no separate Contract between the Insurance Subsidiary and any other party to such Reinsurance Contract that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Contract, other than inuring contracts that are explicitly defined in any such Reinsurance Contract; (ii) for each such Reinsurance Contract for which risk transfer is not reasonably considered to be self-evident to the extent required by any applicable provisions of SSAP No. 62, applicable SAP, any Insurance Law or other applicable Law, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment is available for review by the relevant Governmental Authorities for the Insurance Subsidiary; (iii) the Insurance Subsidiary that is a party thereto, and to the knowledge of the Company, any other party thereto, complies and has complied with any applicable requirements set forth in SSAP No. 62, applicable SAP, any Insurance Law or other applicable Law; and (iv) the Insurance Subsidiary has appropriate controls in place to monitor the use of reinsurance and comply with the provisions of SSAP No. 62, applicable SAP, any Insurance Law or other applicable Law.

(c) All Insurance Contracts have been issued or distributed, to the extent required by Law, on forms filed with and approved by all applicable Insurance Regulators, or not objected to by any such Insurance Regulator within any period provided for objection, and all such forms comply with applicable Laws. All premium rates with respect to the Insurance Contracts, to the extent required by Law, have been filed with and approved by all applicable Insurance Regulators or were not objected to by any such Insurance Regulator within any period provided for objection. All such premium rates comply with applicable Laws and are within the amount permitted by such Laws. The Company Subsidiaries are and have been marketing, selling and issuing Insurance Contracts in compliance in all material respects with all applicable Laws, all applicable orders and directives of all Insurance Regulators and all market conduct recommendations resulting from market conduct or other examinations of insurance regulatory authorities in the respective jurisdictions in which such products have been marketed, issued or sold, have been complied with in connection with the marketing and sale of Insurance Contracts. All amounts due and payable by or on behalf of any Company Subsidiary under Insurance Contracts have in all material respects been paid in accordance with the terms of the Insurance Contracts under which they arose, except for such benefits for which the Company believes there is a reasonable basis to contest payment.

(d) There are no unpaid claims or assessments made against the Insurance Subsidiary by any state insurance guaranty associations or similar organizations in connection with such association’s insurance guarantee fund.

(e) Except as set forth on Section 3.25(e) of the Disclosure Letter, all underwriting, management, administration and similar Contracts entered into by any Company Subsidiary are, to the extent required by Law, in forms acceptable to all applicable Insurance Regulators or other Governmental Authorities or have been filed with all Insurance Regulators or other Governmental Authorities with which such Contracts were required to be filed and have been either approved by such Insurance Regulators or other Governmental Authorities or not objected to by any such Insurance Regulator or other Governmental Authority within any period provided for objection.

(f) Since January 1, 2010, salaried employees of the Company, the Insurance Subsidiary and the Agency Subsidiary and, to the knowledge of the Company, each other person who, in each of the foregoing cases, is performing the duties of insurance producer, agent, broker, managing general agent or general agent, intermediary, adjuster or administrator for the Company, the Insurance Subsidiary or the Agency Subsidiary, as applicable, whether as an employee, agent, subcontractor or otherwise (collectively, “Company Agents”), at the time such Company Agent wrote, sold, placed or produced business for or on behalf of the Company, the Insurance Subsidiary or the Agency Subsidiary that requires a license, was duly licensed and appointed as required by applicable Law, in the particular jurisdiction in which such Company Agent wrote, sold, placed or produced business, and to the knowledge of the Company, no Company Agent is in violation of (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law applicable to the writing, sale, production or solicitation of insurance or other business for or on behalf of the Company, the Insurance

Subsidiary or the Agency Subsidiary, except for such failures to be so licensed or such violations that have been cured, otherwise resolved or settled through agreements with the applicable Insurance Regulator, or that are barred by an applicable statute of limitations, or that would not constitute a Material Adverse Effect. Section 3.25(f) of the Disclosure Letter sets forth a true and complete list of the Company Agent Contracts.

(g) Section 3.25(g) of the Disclosure Letter sets forth each Contract under which any person is entitled to receive contingent compensation based on the profitability to the Insurance Subsidiary of any business produced by such person.

(h) Except as set forth on Section 3.25(h) of the Disclosure Letter, no rating agency has imposed conditions (financial or otherwise) on retaining any currently held rating assigned to or covering the Insurance Subsidiary. No rating agency has stated to the Company or the Insurance Subsidiary that it is considering imposing conditions (financial or otherwise) lowering any rating assigned to or covering the Insurance Subsidiary or placing the Insurance Subsidiary on an “under review” status. The Insurance Subsidiary has the A.M. Best Company rating set forth in Section 3.25(h) of the Disclosure Letter.

Section 3.26 Reserves. (a) The insurance reserves, including reserves for claims, losses (including incurred, but not reported, losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of the Insurance Subsidiary reflected in its Company Statutory Statements (i) were, except as otherwise noted in the applicable Company Statutory Statement, determined in all material respects in accordance with generally accepted actuarial standards consistently applied, (ii) are fairly stated, in accordance with sound actuarial principles, and (iii) satisfied the requirements of applicable SAP and all applicable Insurance Laws in all material respects.

(b) With respect to the Insurance Subsidiary, the Company has made available to Parent true and complete copies of all material actuarial reports prepared by actuaries, independent or otherwise, that cover periods beginning on or after January 1, 2010. To the Company’s knowledge, the information and data furnished by the Company and the Insurance Subsidiary to its actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.

Section 3.27 Fairness Opinion. The Company Board has received the written opinion of Sandler O’Neill & Partners, L.P., dated as of August 25, 2012, and has provided a copy of such opinion to Parent, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received in the Merger by the holders of the Company Common Stock is fair, from a financial point of view, to such stockholders (other than Parent and its subsidiaries).

Section 3.28 Brokers. No broker, finder or investment banker (other than Sandler O’Neill & Partners, L.P.) is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has concurrently with the execution hereof furnished to Parent a complete and correct copy of all Contracts between the Company and Sandler O’Neill & Partners, L.P. pursuant to which such firm would be entitled to any payment relating to the Transactions.

Section 3.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, none of the Company, the Company Subsidiaries or any other person on behalf of the Company or the Company Subsidiaries makes any other express or implied representation or warranty with respect to the Company, any of the Company Subsidiaries or any information provided to Parent or Merger Sub with respect to the Company or any of the Company Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01 Corporate Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, prevent or materially delay consummation of the Transactions (including the Merger) or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions. All the issued and outstanding shares of capital stock of Merger Sub are beneficially owned by Parent.

Section 4.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, and the consummation of the Transactions by Parent and Merger Sub will not, (i) conflict with or violate the Articles or Certificate of

Incorporation or By-laws or other organizational documents of either Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 4.03(b) have been obtained and that all filings and other actions described in Section 4.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or subject, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require any consent, approval or other action of any person under, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or subject, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, the performance of this Agreement by Parent and Merger Sub will not, and the consummation of the Transactions by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, license from or filing, declaration or registration with, or notification to, any Governmental Authority, except for (i) applicable requirements of the Exchange Act or, if any, Blue Sky Laws, (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, (iv) the consents, filings, approvals or notifications, including insurance regulatory filings and approvals, listed in Schedule 4.03(b) of the letter delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”), and (v) where the failure to obtain such consents, approvals, authorizations, permits or licenses, or to make such filings, declarations, registrations or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

Section 4.04 Legal Proceedings. Except insofar as do not, and as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement, (i) there are no pending or, to the knowledge of Parent, threatened Actions against Parent or any of its subsidiaries before any Governmental Authority and (ii) none of Parent, its subsidiaries or any their property or assets is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. Since January 1, 2007, no Governmental Authority in the United States has failed to approve the application of Parent or any of its subsidiaries on a Form A Statement Regarding the Acquisition of Control or Merger with a Domestic Insurer or similar form with respect to an insurance company domiciled in a jurisdiction in the United States.

Section 4.05 Ownership of Company Common Stock. As of the date of this Agreement, neither Parent nor any of its subsidiaries, including Merger Sub, is the beneficial owner of any shares of Company Common Stock.

Section 4.06 Financial Capacity. Parent at the Effective Time will have sufficient funds to permit Merger Sub to consummate the Transactions, to pay the aggregate Merger Consideration and the other amounts required to be paid by Parent and Merger Sub under this Agreement, and to perform the other obligations of Parent and Merger Sub hereunder.

Section 4.07 Brokers. Except as set forth on Section 4.07 of the Parent Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.08 Information Supplied. The information supplied in writing by or on behalf of Parent, Merger Sub or any of their affiliates for inclusion or incorporation by reference in the Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to such portions of the Proxy Statement that relate expressly to the Company or any of its affiliates or to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 4.09 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, none of Parent or Merger Sub, or any other person on behalf of Parent or Merger Sub, makes any other express or implied representation or warranty with respect to Parent, Merger Sub or any information provided to the Company or any Company Subsidiary with respect to Parent and Merger Sub.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01 Conduct of Business by the Company Pending the Merger. Except as required by Law or expressly contemplated by this Agreement or Section 5.01 of the Disclosure Letter, the Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the businesses of the Company and the Company Subsidiaries shall be conducted, in all material respects, only in the ordinary course of business consistent with past practice; and the Company shall, and shall cause each of the Company Subsidiaries, to use its commercially reasonable efforts to (i) maintain and preserve substantially intact the business organization of the Company and the Company Subsidiaries and (ii) subject to Section 5.01(e) keep available the services of the current officers and employees of the Company and the Company Subsidiaries. By way of amplification and not limitation, except as expressly contemplated by this Agreement or Section 5.01 of the Disclosure Letter, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend or propose to amend its Certificate of Incorporation or By-laws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant a Lien in or encumber, or authorize the issuance, sale, pledge, disposition, grant of a Lien in or encumbrance of, (i) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary (other than issuance of shares of Company Common Stock upon the exercise of Company Stock Awards entered into prior to the date of this Agreement in accordance with the terms of such Company Stock Awards in effect on the date of this Agreement) or (ii) any assets of the Company or any Company Subsidiary, other than assets of de minimis value, except in the ordinary course of business and in a manner consistent with past practice and as permitted by Section 5.01(n);

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Company Subsidiary to the Company or any other Company Subsidiary;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, or offer to redeem, purchase or acquire, or enter into any Contract with respect to the voting of, directly or indirectly, any of the capital stock of the Company or any Company Subsidiary;

(e) except as required pursuant to the terms of any Plan or Contract in effect as of the date of this Agreement or to comply with applicable law, (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, (ii) enter into any new or amend in any material respect any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or other employees to an officer-level position, except as a result of the termination, retirement or resignation of any officer, (iv) establish, adopt, enter into, terminate or amend any Plan or collective bargaining agreement, or (v) grant any equity based awards;

(f) except as required by GAAP or SAP, materially change its accounting methods, policies or procedures;

(g) make, revoke or change any Tax election, file any amended Tax return or claim for refund, adopt or change any method of Tax accounting, settle or compromise any Tax liability or refund, enter into any closing agreement with a taxing authority, consent to any claim or assessment relating to Taxes, or waive any statute of limitations in respect of Taxes or agree to any extension of time with respect to an assessment or deficiency of Taxes (other than pursuant to extensions of time to file Tax returns obtained in the ordinary course of business consistent with past practice);

(h) enter into, materially amend, materially modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of any material rights of the Company or any Company Subsidiary thereunder, in each case other than in the ordinary course of business consistent with past practice;

(i) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or make any loans, advances or capital contributions to or investments in any person;

(j) (i) repurchase, prepay, incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of the Company Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other person or enter into any arrangement having the economic effect of any of the foregoing, other than (x) letters of credit or payment plans issued in the ordinary course of business consistent with past practice and (y) any other indebtedness incurred in the ordinary course of business consistent with past practice having an aggregate principal amount outstanding that is not in excess of $250,000, and (ii) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business consistent with past practice or consistent with the Investment Guidelines;

(k) adopt or implement any shareholders’ rights plan or similar arrangement;

(l) make or authorize capital expenditures outside the ordinary course of business in excess of $125,000;

(m) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(n) acquire or dispose of any Investment Assets in any manner inconsistent with the Investment Guidelines;

(o) amend, modify or otherwise change the Investment Guidelines in any respect;

(p) subject to subsections (q) and (r), commence settle or compromise, or provide authority to any other person to commence, settle or compromise, any Actions pending or threatened before any arbitrator, court or other Governmental Authority involving the payment of monetary damages by the Company or any of the Company Subsidiaries of any amount exceeding $250,000 in the aggregate or which settlement imposes or concedes any fault on the part of the Company or any Company Subsidiaries, provided that neither the Company nor any of the Company Subsidiaries shall settle or agree to settle any Action when the settlement involves a remedy other than for monetary damages, or injunctive or similar relief or has a restrictive impact on the business of the Company or any Company Subsidiary;

(q) compromise, commute or buy back, or provide authority to any other person to compromise, commute or buy back, any Reinsurance Contract or any claim under or with respect to any Reinsurance Contract, in an amount in excess of $100,000;

(r) (i) enter into any new ceded or assumed Reinsurance Contract or transaction, or any loss portfolio transfer or similar transfer or transaction or (ii) amend or modify any existing ceded or assumed Reinsurance Contract or transaction;

(s) enter into any Insurance Contract with coverage limits in excess of the amounts set forth in Section 5.01(s) of the Disclosure Letter or enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and the Company Subsidiaries or enter into or engage in new lines of business (as such term is defined in the National Association of Insurance Commissioner instructions for the preparation of the annual statement form);

(t) except in the ordinary course of business, alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, actuarial practice guideline or policy or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP, applicable SAP or applicable Law;

(u) except for ceded reinsurance in the ordinary course of business consistent with past practice, amend, terminate or non-renew any insurance policy, contract, agreement or similar undertaking in force and effect on the date of this Agreement that provides coverage to the Company or any Company Subsidiary;

(v) except in connection with actions permitted by Section 6.04, take any action to exempt any person from, or make any acquisition of securities of the Company by any person not subject to, any state takeover Law that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub or any of their respective subsidiaries or affiliates, or the Transactions; or

(w) enter into any Contract, or otherwise make a commitment, to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Stockholders’ Meeting. (a) Subject to Section 6.04, the Company, acting through the Company Board, shall, in accordance with applicable Law, NYSE rules and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following execution of this Agreement for the purpose of obtaining the Stockholder Approval (including any adjournment, recess, reconvening or postponement thereof, the “Stockholders’ Meeting”). At the Stockholders’ Meeting, Parent and Merger Sub shall cause all shares of Company Common Stock then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Merger. Notwithstanding any Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company or any Company Subsidiary of any Superior Proposal, unless the Transactions have been consummated or the Agreement has been terminated in accordance with Section 8.01, the obligations of the Company under this Section 6.01 shall continue in full force and effect.

(b) Subject to Section 6.04, the Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement.

Section 6.02 Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, the Company shall file a preliminary proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (such proxy statement together with, as the context dictates, any ancillary documents to be sent to such stockholders, each as amended or supplemented, being referred to herein as the “Proxy Statement”) with the SEC under the Exchange Act, and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect thereto. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of shares of Company Common Stock, and shall give Parent and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Company Common Stock entitled to vote at the Stockholders’ Meeting at the earliest reasonably practicable time. Parent shall, and shall cause its affiliates to, cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto, including supplying information for inclusion or incorporation by reference in the Proxy Statement or filing information required by the Exchange Act or requested by the SEC in a timely manner.

(b) Subject to Section 6.04, the Proxy Statement shall (i) include the Company Recommendation (except to the extent that the Company Board withdraws or modifies its approval, determination of advisability or recommendation in accordance with Section 6.04) and (ii) unless such opinion is withdrawn or rescinded, include the written opinion of Sandler O’Neill & Partners, L.P., to the effect that, as of the date of this Agreement and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received in the Merger by the holders of the Company Common Stock is fair, from a financial point of view, to such stockholders (other than Parent and its subsidiaries). Except to the extent permitted by Section 6.04, the Company shall not make an Adverse Recommendation Change.

Section 6.03 Access to Information; Confidentiality. (a) From the date hereof until the Effective Time, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Company Subsidiaries to, afford the officers, employees and agents of Parent and Merger Sub reasonable access during normal business hours, on reasonable notice, to the officers, employees, offices, books and records of the Company and each Company Subsidiary, and shall promptly furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through its officers, employees or agents, may reasonably request. The foregoing shall not require the parties to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company could reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or the violation of any obligations of the Company with respect to confidentiality or non-disclosure existing prior to the date of this Agreement or that is entered into after the date of this Agreement in the ordinary course of business, (ii) the waiver of any applicable attorney-client privilege or (iii) the violation of any applicable Law. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use reasonable best efforts to (x) communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, confidentiality obligation or risk waiver of such privilege, and (y) seek to obtain the required consent of any third party to provide such access or disclosure.

(b) All information obtained by Parent or Merger Sub pursuant to this Section 6.03 shall be kept confidential in accordance with the letter agreement, dated March 29, 2012 (the “Confidentiality Agreement”), between Parent and the Company.

Section 6.04 No Solicitation of Transactions. (a) The Company shall, and shall cause the Company Subsidiaries and use reasonable best efforts to cause its and their officers, directors, employees, affiliates, advisors and representatives to, (i) immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal, seek to have returned to the Company (or destroyed) any confidential information that has been provided in any such discussions or negotiations and (ii) take such action as is reasonably necessary to enforce any standstill or similar agreement to which it is a party or of which it is a beneficiary, unless in the case of subsection (ii) the Company Board reasonably determines based on the advice of outside counsel that taking such action would reasonably be expected to cause the Company Board to breach its fiduciary duties under applicable Law. From the date hereof, the Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit any of its officers, directors, employees or affiliates, and shall use its reasonable best efforts not to permit any investment banker, financial advisor, attorney, accountant or other representative retained by it or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding any Takeover Proposal, or (iii) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; provided, however, notwithstanding anything contained herein to the contrary, that if, at any time prior to receipt of the Stockholder Approval, following the receipt of a Takeover Proposal that is or is reasonably expected to lead to a

Superior Proposal that in either case was unsolicited and made after the date hereof in circumstances not involving a breach of this Section 6.04, the Company Board determines in good faith, after consultation with outside counsel, that a failure to do so would reasonably be expected to cause the Company Board to breach its fiduciary duties under applicable Law, the Company may, in response to such Takeover Proposal, subject to compliance with Section 6.04(c), and, in the case of clauses (B) and (C) that follow, upon three business days advance notice to Parent, (A) request information from the party making such Takeover Proposal for the purpose of the Company Board informing itself about the Takeover Proposal that has been made and the party that made it, (B) furnish non-public information with respect to the Company and the Company Subsidiaries to the party making such Takeover Proposal pursuant to a customary confidentiality agreement, provided, that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Agreement and (2) the Company shall promptly (but in no event later than 24 hours after providing such information to any person) provide to Parent all such nonpublic information delivered to such person (to the extent not previously provided or made available to Parent) after its delivery to the requesting party, and (C) participate in discussions and negotiations with such party regarding such Takeover Proposal.

(b) Except as permitted in this Section 6.04(b), neither the Company Board nor any committee thereof shall (i) withhold or withdraw (or modify or qualify in a manner adverse to Parent), or propose publicly to withhold or withdraw (or modify or qualify in a manner adverse to Parent), the Company Recommendation, (ii) approve or recommend for approval, or propose publicly to approve or recommend for approval, any Takeover Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within 10 business days after the commencement of such offer, (iv) make any public statement inconsistent with the Company Recommendation, or (v) resolve to take any of the foregoing actions (any of (i) through (v), an “Adverse Recommendation Change”), or (vi) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Takeover Proposal (other than a customary confidentiality agreement referred to in clause (B) of the proviso to Section 6.04(a)). Notwithstanding the foregoing, in the event that the Company Board determines in good faith, in response to a Takeover Proposal (that was not solicited in breach of Section 6.04(a)) that constitutes a Superior Proposal, which was made after the date hereof, but prior to the receipt of the Stockholder Approval, in circumstances not involving a breach of this Agreement, after consultation with outside counsel, that the failure to do so would reasonably be expected to cause the Company Board to breach its fiduciary duties under applicable Law, the Company Board may (subject to compliance with this sentence and to compliance with Section 6.04(a) and Section 6.04(c)) take any or all of the following actions: (x) make an Adverse Recommendation Change, (y) cause the Company to enter into an Acquisition Agreement and approve such transaction or the acquirer being an “interested stockholder” under Section 203 of the DGCL, or (z) postpone or adjourn the Stockholders’ Meeting; provided that (1) any actions described in clause (x), (y) or (z) may be taken only at a time that is after the third business day following Parent’s receipt of written notice from the Company (such period of time, the “Notice Period”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and including the most current version of the proposed agreement (which version shall be updated on a prompt basis), identifying the person making such Superior Proposal and providing notice of the determination of the Company Board of what actions described in clause (x), (y) or (z) the Company Board has determined to take; (2) the action described in clause (y) may be taken only upon compliance by the Company with Section 8.01(d)(ii) and Section 8.03; (3) the Company shall, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their officers, directors, employees, affiliates, advisors and representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after the commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least two business days remain in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions of the Notice Period)); and (4) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal taking into account, among other things, the payment of the Termination Fee and any adjustments made by Parent during the Notice Period to the terms and conditions of this Agreement. In addition, and notwithstanding anything in this Agreement to the contrary, the Company Board may also make an Adverse Recommendation Change as contemplated by clause (i) of the definition of “Adverse Recommendation Change,” if it determines in good faith that a failure to do so would reasonably be expected to be a breach of its fiduciary duties under applicable Law, provided that the Company has given Parent three business days’ prior written notice of its intention to take such action, specifying in reasonable detail the reasons for such action.

(c) In addition to the obligations of the Company set forth in Section 6.04(a) and Section 6.04(b), the Company shall promptly (but in no event later than 24 hours after receipt) advise Parent orally (and in writing as promptly as reasonably practicable) of any initial request for confidential information in connection with a Takeover Proposal or of any Takeover Proposal, the material terms and conditions of such request or the Takeover Proposal and shall keep Parent advised as promptly as reasonably practicable of all material developments which could reasonably be expected to culminate in the Company Board making an Adverse Recommendation Change or exercising any of its other rights under Section 6.04(a) or (b). The Company agrees that it will not enter into any confidentiality agreement with any person subsequent to the date hereof that prohibits the Company from providing any information to Parent in accordance with this Section 6.04(c).

(d) Nothing contained in this Section 6.04 or Section 6.10 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or, if the Company Board determines in good faith, after consultation with outside legal counsel, that failure to disclose such position or communication could constitute a violation of applicable Law, from making any other disclosure to the Company’s stockholders; provided, however, that neither the Company nor the Company Board nor any committee thereof shall make an Adverse Recommendation Change, except in accordance with Section 6.04(b) and further provided that in no event shall any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-1(f) under the Exchange Act be deemed to be an Adverse Recommendation Change or violate Section 6.04.

(e) For purposes of this Agreement:

(i) “Takeover Proposal” means any inquiry, indication of interest, proposal or offer from any person (other than Parent or any of its affiliates or representatives) relating to, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase (pursuant to a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction) of 15% or more of the consolidated assets (including equity interests in subsidiaries) of the Company and Company Subsidiaries, taken as a whole, or to which 15% or more of the Company’s net revenue or net income on a consolidated basis are attributable, or 15% or more of the aggregate voting power of the Company, or any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the aggregate voting power of the Company, other than the Transactions.

(ii) “Superior Proposal” means a bona fide written Takeover Proposal that was not solicited in violation of Section 6.04(a) from any person for a direct or indirect acquisition or purchase (pursuant to a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction) of 50% or more of the consolidated assets (including equity interests in subsidiaries) of the Company and Company Subsidiaries, taken as a whole, or to which 50% or more of Company’s net revenue or net income on a consolidated basis are attributable, or 50% or more of the aggregate voting power of the Company, or any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the aggregate voting power of the Company (other than the Transactions), which, considering all relevant factors (including whether financing for such Takeover Proposal is fully committed or reasonably likely to be obtained) the Company Board determines in its good faith judgment (after receiving the advice of the Company’s financial advisor and outside counsel), is more favorable to the Company and its stockholders than the Merger.

Section 6.05 Employee Benefits Matters. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, the contracts, agreements, arrangements, policies, plans and commitments of the Company and the Company Subsidiaries; provided, however, that this Section 6.05 shall under no circumstances confer upon any person not a party to this Agreement the rights of a third party beneficiary of this Agreement, constitute or be deemed to constitute an amendment to any such contracts, agreements, arrangements, policies, plans or commitments, or interfere with or limit Parent’s, the Surviving Corporation’s or its subsidiaries’ right to amend or terminate any such contracts, agreements, arrangements, policies, plans or commitments in accordance with their terms. In addition, Parent shall grant employees of the Company or any Company Subsidiary credit for all periods of employment with the Company and any Company Subsidiary for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

Section 6.06 Directors’ and Officers’ Indemnification and Insurance. (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless, to the fullest extent permitted by Law, each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of the Company Subsidiaries (the “Indemnified Parties”) against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments, including any amounts that are paid in settlement with the prior written approval of the Surviving Corporation (which approval shall not be unreasonably withheld or delayed) of or in connection with any Action based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of the Company Subsidiaries whether pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby. Subject to the Surviving Corporation’s right to assume the defense of any Action as provided below, the Surviving Corporation will pay all expenses of each Indemnified Party as incurred in advance of the final disposition of any such Action to the fullest extent permitted by Law to advance such expenses upon receipt of an undertaking from the Indemnified Party to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this Section 6.06, upon learning of any such Action shall notify the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which it may have under this Section 6.06 except to the extent such failure materially prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation an undertaking of the kind described above. In the event any Action is brought against any Indemnified Party (whether arising before or after the Effective Time) or an Indemnified Party is required to be a witness in any Action: (i) the Surviving Corporation shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there is, under applicable standards of professional conduct, a conflict on any significant issue between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them and reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (ii) except to the extent otherwise required due to conflicts of interest, the Surviving Corporation shall be obligated pursuant to this Section to pay for only one firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (iii) the Surviving Corporation shall not be liable for any settlement of any Action effected without its prior written consent, which consent shall not be unreasonably withheld or delayed.

(b) For a period of six years from and after the Effective Time, the organizational documents of the Surviving Corporation will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in Article SEVEN of the Company’s Amended and Restated Certificate of Incorporation, which provisions may not be amended, repealed or otherwise modified for a period of six years from and after the Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties, unless such modification is required by applicable Law, and then only to the minimum extent required by applicable Law.

(c) The Company shall purchase, prior to the Effective Time, a six year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits, and from a carrier or carriers with comparable credit ratings, as the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising on or before the Effective Time and covering the Transactions; provided, however, that in no event shall the Company pay more than 250% of the current annual premium payable by the Company for such insurance (the “Maximum Amount”); provided, further, that if the Company is unable to obtain the insurance required by this Section 6.06(c) for an amount less than or equal to the Maximum Amount, it shall obtain as much comparable insurance as possible for the Maximum Amount; and immediately following the Effective Time, the Surviving Corporation shall provide for the current officers and directors of the Company and the Company Subsidiaries who become directors or officers of the Surviving Corporation after the Closing to be covered under the Surviving Corporation’s directors’ and officers’ liability program with the same terms as those applicable to the other officers and directors of the Surviving Corporation and its subsidiaries.

(d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.06.

(e) This Section 6.06 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties, and will be binding on all successors and assigns of the Company, Parent and the Surviving Corporation. Each of the Indemnified Parties will be entitled to enforce the covenants contained in this Section 6.06.

(f) Nothing in this Agreement is intended to or shall be construed to waive or impair the rights of any director or officer of the Company or any Company Subsidiary to make a claim under any directors’ and officers’ liability insurance that is or has been in existence with respect to the Company or any of the Company Subsidiaries prior to the Effective Time, it being understood and agreed that the indemnification provided for in this Section 6.06 is not prior to or in substitution for any such claims under such insurance.

Section 6.07 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event, change or effect which causes or which reasonably would be expected to cause, in the case of notice by the Company, the failure of any of the conditions set forth in Section 7.02(a) or Section 7.02(c), and in the case of notice by the Parent, the failure of the conditions set forth in Section 7.03(a), (b) any material breach by the Company, Parent or Merger Sub, as the case may be, of any covenant or agreement contained in this Agreement and (c) any notice or other communication from any Governmental Authority in connection with the Transactions or from any person alleging that the consent of such person is or may be required in connection with this Agreement or the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that a failure to comply with this Section 6.07 will not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

Section 6.08 Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly (and in any event within 10 business days of the date hereof) its respective filings, and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Merger and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including, using its reasonable best efforts to promptly obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities (including the approval of the California Department of Insurance and the Illinois Department of Insurance (collectively, the “Form A Approvals”) and approval or non-disapproval within the statutory waiting period of any Form E pre-acquisition notification filings that are required by applicable Law (collectively, the “Form E Approvals”)) and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Merger and to fulfill the conditions to the Merger. Notwithstanding the foregoing, each of the parties shall use reasonable best efforts to promptly obtain all consents, approvals and authorizations necessary with respect to any Leased Real Property. Parent shall use its reasonable best efforts to file or submit applications for the Form A Approvals no later than September 14, 2012 and all notification filings required for the Form E Approvals within 20 business days after the date hereof and to respond promptly to any request by any Governmental Authority for any additional information and documentary material in connection therewith. Parent shall give the Company and its counsel a reasonable opportunity, if practicable, to review and comment on any non-confidential filings or submittals made in connection with the Form A Approvals and the Form E Approvals, and all amendments or supplements thereto prior to their being filed or submitted. Each of Parent and the Company shall promptly forward to the other all notices, inquiries and other written communications received by it from any Governmental Authority relating to the Transactions. Each of Parent and the Company agrees to defend in good faith against any actions, suits or proceedings in which either party or its subsidiaries is named as defendant which seeks to enjoin, restrain or prohibit the Transactions. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action. Subject to Section 6.04 and the termination rights provided in Article VIII, none of the Company, Parent or Merger Sub shall until the Effective Time, directly or indirectly, take any action or fail to take any action that is intended to, or that would reasonably be likely to, materially delay or prevent the consummation of the Transactions.

(b) Notwithstanding anything to the contrary set forth in Section 6.08(a) or any other section of this Agreement, none of Parent, Merger Sub or any of their subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any material assets, business or portion of a business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective subsidiaries, or (ii) impose any material restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective subsidiaries, other than any restriction, requirement or limitation that imposes upon Parent, the Surviving Corporation or the Insurance Subsidiary an obligation to seek written permission from the applicable Insurance Regulators prior to the Surviving Corporation or the Insurance Subsidiary paying any dividends for a period of three (3) years following Closing.

Section 6.09 Public Announcements. Parent, Merger Sub and the Company agree that, other than as contemplated by Section 6.04, no public release or announcement concerning this Agreement shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by applicable Law or the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

Section 6.10 Confidentiality Agreement. Each of Parent and the Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of the Merger.

Section 6.11 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act of Company Common Stock or Company Stock Award pursuant to this Agreement in connection with the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

Section 6.12 Anti-Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law is or may become applicable to the Transactions, the Company and the Company Board shall grant such approvals and take such reasonable actions as are within their power so as to eliminate or minimize the effects of such Law on the Transactions.

Section 6.13 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the New York Stock Exchange and to terminate registration under the Exchange Act; provided, however, that such delisting and termination will not be effective until after the Effective Time.

Section 6.14 Financing. Upon request of Parent, the Company shall and shall cause the Company Subsidiaries, and shall use its commercially reasonable efforts to cause their respective advisors and representatives, to reasonably assist Parent and Merger Sub in connection with the arrangement of all or a portion of the funding in connection with the Transactions (the “Financing”); provided, that such requested cooperation and assistance does not unreasonably interfere with the ongoing business of the Company or the Company Subsidiaries. Subject to the immediately preceding sentence, such cooperation by the Company and the Company Subsidiaries and their respective advisors and representatives shall include, at the reasonable request of Parent, (i) participating in a reasonable number of meetings and presentations with prospective Financing Sources (including using commercially reasonable efforts to make available the Company’s senior management for participation in such meetings), (ii) using commercially reasonable efforts to provide information, in connection with the Financing, (iii) furnishing the report of the Company’s auditor on the most recently available audited consolidated financial statements of the Company and the Company Subsidiaries and using its reasonable best efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice, (iv) using commercially reasonable efforts to assist in the preparation of one or more confidential information memoranda and other marketing and syndication materials reasonably requested by Parent and (v) using commercially reasonable efforts to assist in procuring any necessary rating agency ratings or approvals. The Company hereby consents to the reasonable use of its logos in connection with the Financing, provided that such use is disclosed to the Company in writing prior to the time that it is so used, such logos are used in a manner that could not reasonably be expected to harm or disparage the Company, the Company Subsidiaries or their marks and on such other customary terms and conditions as the Company or applicable Company Subsidiary shall reasonably impose. Parent shall, promptly upon termination of this Agreement, reimburse the Company for all reasonable out-of-pocket expenses and costs incurred in connection with the Company’s or its affiliates’ obligations under this Section 6.14. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with the Financing prior to the Effective Time. All material non-public information provided by the Company or any of the Company Subsidiaries or any of their advisors or representatives pursuant to this Section 6.14 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to the Financing Sources and ratings agencies during syndication of the Financing subject to such persons entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party. The obligations of each party to effect the Merger shall be subject to the satisfaction or waiver (if permissible), at or prior to the Closing Date, of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained;

(b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

(c) Insurance Regulatory Approvals. All approvals, consents, authorizations, permits, licenses, filings, declarations, registrations and notifications listed on Schedule 7.01(c) shall have been received, have occurred or been filed and be in full force and effect; and

(d) No Order. No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Transactions.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 3.03 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case other than de minimis inaccuracies, (ii) Section 3.02, Section 3.04, Section 3.16 and Section 3.28 shall be true and correct (without giving effect to any limitation as to materiality set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which as of such earlier date), and (iii) this Agreement, other than those Sections specifically identified in clause (i) or (ii) of this Section 7.02(a), shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) except, in the case of clause (iii) only, as would not constitute a Material Adverse Effect as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect.

(d) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by a duly authorized officer of the Company, certifying on behalf of the Company as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

Section 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality set forth therein) except as would not, individually or in the aggregate, be reasonably likely to constitute a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by a duly authorized officer of Parent, certifying on behalf of Parent as to the satisfaction of the conditions specified in Section 7.03(a) and (b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party, notwithstanding the receipt of the Stockholder Approval:

(a) By mutual written consent of each of Parent and the Company; or

(b) By either Parent or the Company if (i) the Effective Time shall not have occurred on or before February 27, 2013 (the “Outside Date”); provided, that the Outside Date shall be extended until (x) May 27, 2013 if the Form A Approvals are filed no later than September 14, 2012 and, as of February 27, 2013, either (A) any party shall be subject to a nonfinal or appealable injunction, order, decree or ruling that has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Transactions or (B) the condition set forth in Section 7.01(c) shall not be satisfied or (y) August 27, 2013 if the Form A Approvals are not filed on or before September 14, 2012 and, as of February 27, 2013, either (A) any party shall be subject to a nonfinal or appealable injunction, order, decree or ruling that has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Transactions or (B) the condition set forth in Section 7.01(c) shall not be satisfied; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date,

(ii) any Governmental Authority of competent jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling, which has become final and nonappealable and has the effect of making the Merger illegal or otherwise preventing or prohibiting the consummation of the Transactions (provided the terminating party has complied in all material respects with its obligations hereunder to prevent the enactment, issuance, enforcement or entry of such injunction, order, decree or ruling) or (iii) the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting; or

(c) By Parent (i) upon a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 7.02(a) and Section 7.02(b) would not be satisfied, such breach cannot be cured or has not been cured within 30 days of the receipt by the Company of notice thereof, and such breach has not been waived by Parent pursuant to the provisions hereof; (ii) if the Company Board or any committee thereof shall have made an Adverse Recommendation Change, (iii) if the Company shall have entered into, or publicly announced its intention to enter into, any Acquisition Agreement (other than a customary confidentiality agreement referred to in clause (B) of the proviso of Section 6.04(a)), or (iv) if the Company shall have failed to include in the Proxy Statement the Company Recommendation; or

(d) By the Company (i) upon a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement such that the conditions set forth in Section 7.03(a) and Section 7.03(b) would not be satisfied, such breach cannot be cured or has not been cured within 30 days of the receipt by Parent of notice thereof, and such breach has not been waived by the Company pursuant to the provisions hereof; or (ii) if, prior to receipt of the Stockholder Approval, it concurrently enters into an Acquisition Agreement (other than a customary confidentiality agreement referred to in clause (B) of the proviso of Section 6.04(a)) providing for a Superior Proposal in accordance with Section 6.04, provided that prior thereto or simultaneously therewith the Company has paid the Termination Fee to Parent in accordance with Section 8.03.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement (except for this Section 8.02, Section 8.03 and Article IX, all of which shall survive termination) shall forthwith become void, and there shall be no liability on the part of any party hereto (or any of its officers, directors, employees, affiliates, agents, legal and financial advisors and other representatives), except (a) as set forth in Section 8.02, Section 8.03 and Article IX and (b) that nothing herein shall relieve any party from liability for any fraud or willful breach hereof prior to the date of such termination; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

Section 8.03 Fees and Expenses. (a) Except as otherwise set forth in this Section 8.03, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, any litigation with respect thereto, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other regulations and all other matters related to the closing of the Merger and the other actions contemplated by this Agreement.

(b) The Company agrees that:

(i) if Parent shall terminate this Agreement pursuant to Section 8.01(c)(ii), Section 8.01(c)(iii) or Section 8.01(c)(iv) then the Company shall pay to Parent promptly (but in any event no later than two business days after such termination shall have occurred) a fee of $7,500,000 in immediately available funds (the “Termination Fee”);

(ii) if the Company shall terminate this Agreement pursuant to Section 8.01(d)(ii), then the Company shall pay to Parent the Termination Fee prior to or simultaneously with such termination;

(iii) if Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b)(iii), then the Company shall reimburse Parent all of its Expenses up to $1,000,000, provided that payment of the Expenses pursuant to this subsection (iii) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to subsection (v) below;

(iv) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b)(i), (B) prior to the time of such termination a Takeover Proposal shall have been publicly announced with respect to the Company, and (C) within 12 months after the date of such termination the Company consummates a transaction contemplated by a Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referenced in clause (B)) (provided that for purposes of this Section 8.03(b)(iv), all references to 15% in the definition of “Takeover Proposal” shall be replaced with references to 50%), then the Company shall pay to Parent the Termination Fee within two business days of the consummation of the transaction contemplated by such Takeover Proposal;

(v) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b)(iii), (B) prior to the time of the Stockholders’ Meeting a Takeover Proposal shall have been publicly announced with respect to the Company, and (C) within 12 months after the date of such termination the Company consummates a transaction contemplated by a Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referenced in clause (B)) (provided that for purposes of this Section 8.03(b)(v), all references to 15% in the definition of “Takeover Proposal” shall be replaced with references to 50%), then the Company shall pay to Parent the Termination Fee, less the amount of any Expenses previously reimbursed by the Company to Parent under subsection (iii) above, within two business days of the consummation of the transaction contemplated by such Takeover Proposal; or

(vi) if (A) Parent shall terminate this Agreement pursuant to Section 8.01(c)(i), (B) prior to the time of such termination (or in the 12 months after the time of such termination in the event of a termination on account of a breach of Section 6.04 or Section 6.02(a)) a Takeover Proposal shall have been publicly announced with respect to the Company, and (C) within 12 months after the date of such termination (or 12 months after the announcement of the Takeover Proposal in the case of a termination on account of a breach of Section 6.04 or Section 6.02(a)) the Company consummates a transaction contemplated by a Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referenced in clause (B)) (provided that for purposes of this Section 8.03(b)(vi), all references to 15% in the definition of “Takeover Proposal” shall be replaced with references to 50%), then the Company shall pay to Parent the Termination Fee within two business days of the consummation of the transaction contemplated by such Takeover Proposal.

(c) If Parent or the Company is entitled to terminate this Agreement and Parent is entitled to receive a Termination Fee, receipt by Parent of such Termination Fee in full will constitute liquidated damages and be the sole and exclusive remedy against the Company, its officers, directors, employees, agents, affiliates, and representatives regardless of the circumstances of such termination, except in cases of fraud. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than provision of this Agreement, at the same or at different times and the occurrence of different events.

(d) The Company and Parent acknowledge that the agreements contained in this Section 8.03 are an integral part of the Transactions.

Section 8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that following receipt of the Stockholder Approval, no amendment may be made that would require further approval of the stockholders of the Company under applicable Law without such further approval; provided, further that the consent of the Financing Sources shall be required for any amendment, supplement, modification or waiver of this Section 8.04 or of Section 9.04, Section 9.06, Section 9.08 and Section 9.09 to the extent such amendment, supplement, modification or waiver affects the rights afforded to the Financing Sources thereunder. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or email to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.01):

if to Parent or Merger Sub:

Enstar Group Limited

P.O. Box HM 2267

Windsor Place, 3rd Floor

18 Queen Street

Hamilton HM JX

Bermuda

Facsimile No: (441) 296-0895

Attention: Richard J. Harris, Chief Financial Officer

Email: richard.harris@enstargroup.bm

with a copy (which shall not constitute notice) to:

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103

Facsimile No: 215-988-2757

Attention: Robert C. Juelke

Email: robert.juelke@dbr.com

if to the Company:

SeaBright Holdings, Inc.

1501 4th Avenue, Suite 2600

Seattle, WA 98101

Facsimile No: 202-269-8911

Attention: John Pasqualetto

Email: john.pasqualetto@sbic.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Facsimile No: 312-862-2200

Attention: James S. Rowe

Email: james.rowe@kirkland.com

Section 9.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto agree that the court making such determination will have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision and this Agreement will be enforceable as so modified so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.03 Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement, all Schedules and the Disclosure Letter, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 6.03(b) and Section 6.10, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that either of Parent and Merger Sub may (in its sole discretion) assign all or any of its rights and obligations hereunder to any wholly-owned subsidiary of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 9.04 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and their successors and permitted assigns) and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person (including any director, officer or employee of the Company or any Company Subsidiary) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and (b) Section 8.04, Section 9.04, Section 9.06(b), Section 9.08 and Section 9.09 (which are intended to be for the benefit of, and shall be enforceable by, the Financing Sources).

Section 9.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached, and that the parties, without the necessity of posting bond or other undertaking, prior to the valid termination of this Agreement in accordance with Section 8.01, shall be entitled to an injunction or injunctions to prevent breaches of the Agreement and to specific performance of the terms hereof to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they may be entitled at law or in equity. Each of the other parties hereto agrees that it will not oppose the granting of such relief on the basis that there is an adequate remedy available at law. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations and remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

Section 9.06 Governing Law. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Court of Chancery of the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 9.01 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(b) Notwithstanding anything in Section 9.06(a) to the contrary, each of the parties hereto agrees that it will not bring or support any Action (whether at Law, in equity, in contract, in tort or otherwise) against the Financing Sources in any way relating to this Agreement, the Financing or any of the transactions contemplated by this Agreement in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The provisions of this Section 9.06(b) shall be enforceable by each Financing Source, its affiliates and their respective successors and permitted assigns.

Section 9.07 Non-Survival of Representation, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the termination of this Agreement or after the Effective Time, as the case may be.

Section 9.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS OR THE FINANCING. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE MERGER, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.

Section 9.09 Financing Sources. Notwithstanding anything to the contrary in this Agreement, the Financing Sources shall not have any liability to the Company or those affiliates of the Company under its control relating to or arising out of this Agreement, whether at Law or equity, in contract or in tort or otherwise, and the Company and those affiliates of the Company under its control shall not have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequential or punitive damages, against any Financing Source under this Agreement, whether at Law or equity, in contract or in tort or otherwise.

Section 9.10 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, sub-Section or Schedule, such reference is to the corresponding Article, Section or sub-Section of, or Schedule to, this Agreement unless otherwise indicated; (b) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the term “executive officer” has the meaning given to such term in Rule 3b-7 under the Exchange Act; (f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (h) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws; (i) references to a person are also to its successors and permitted assigns; (j) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and (k) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No summary of this Agreement prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement.

Section 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile and other means of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

ENSTAR GROUP LIMITED

By	/s/ Paul O’Shea
Name:	Paul O’Shea
Title:	Director and EVP

AML ACQUISITION, CORP.

By	/s/ Thomas Nichols
Name:	Thomas Nichols
Title:	Treasurer

SEABRIGHT HOLDINGS, INC.

By	/s/ John Pasqualetto
Name:	John Pasqualetto
Title:	Chairman, President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]